Exhibit 19.1

DocID: DKS-LEGAL-02.00	Document Name: INSIDER TRADING POLICY		Document Type: Policy
Version #: 1.3	Functional Area: Legal	Issued by: General Counsel	Issue Date: 03/26/2025	Page #: Page 1 of 11

I.Scope:

This insider trading policy (this “Policy”) of DICK’S Sporting Goods, Inc. and its affiliates (the “Company”) provides guidelines to ensure that the Company and Company Personnel (as defined in Section II) are in full compliance with all federal and state securities laws applicable to transactions involving Covered Securities (as defined in Section IV) and the handling of confidential and material nonpublic information about the Company and the companies with which the Company engages in transactions or does business. To accomplish this, the Company depends upon the conduct and diligence of Company Personnel, in both their professional and personal capacities. It is the personal obligation and responsibility of Company Personnel to each act in a manner consistent with this Policy regarding compliance with the insider trading provisions of federal and state securities laws.

II.Persons Subject to this Policy:

This Policy applies to (i) the Company’s board members, employees, contractors, and consultants (collectively, “Company Personnel”), (ii) family members who reside with Company Personnel (including on a partial basis, such as a child away at college), (iii) anyone else who lives in the Company Personnel’s household, (iv) family members who do not live in the Company Personnel’s household but whose transactions in Covered Securities are directed by, or are subject to the influence or control of, Company Personnel (such as parents or children who consult with Company Personnel before they trade in Covered Securities) ((ii) – (iv) collectively, “Family Members”), and (v) any entities influenced or controlled by Company Personnel, including any corporations, partnerships or trusts (“Controlled Companies”).

Company Personnel are responsible for the transactions of Family Members and Controlled Companies. Therefore, Company Personnel should make them aware of the need to confer with Company Personnel before they trade in Covered Securities, and Company Personnel should treat all such transactions for the purposes of this Policy and applicable securities laws as if Company Personnel made the transactions. If Company Personnel are unsure as to whether this Policy applies to personal securities transactions of Family Members or Controlled Companies, please contact the Company’s Legal Department.

III.Policy Summary:

Company Personnel, their Family Members and Controlled Companies:
1.Shall not engage in transactions in Company Securities (as defined in Section IV) while in possession of material nonpublic information regarding the Company, except as otherwise specified in Section IV(d) of this Policy (Transactions for Which this Policy Does Not Apply).
2.Shall maintain the confidentiality of material nonpublic information regarding the Company that they may possess, including with respect to sharing such information with Company employees

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whose jobs do not require them to have that information, or outside of the Company with respect to other persons, including but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company. Communicating material nonpublic information to persons who might be expected to trade while in possession of that information is known as “tipping” and is prohibited under this Policy. See also the Company’s Employee Code of Ethics and Business Conduct and Directors’ Code of Ethics and Business Conduct.
3.Shall not give advice or make recommendations regarding transactions in Company Securities while in possession of material nonpublic information regarding the Company.
4.Shall not engage in short-term or speculative transactions involving or related to Company Securities.
5.Shall not permit persons under their supervision to act inconsistently with this Policy.
6.Shall not engage in any of the above activities with respect to Covered Securities while in possession of material nonpublic information about Associated Companies or Investment Companies (each, as defined in Section IV) obtained while performing his or her duties on behalf of the Company.

Quarterly Trading Windows, Quarterly Restricted Periods & Special Restricted Periods: Other than Excepted Transactions (as defined in Section IV(d)), Quarterly Trading Persons (as defined in Section IV(k)) may only engage in transactions involving Company Securities when the Quarterly Trading Window is open and may not engage in transactions involving Company Securities when the Quarterly Trading Window is closed during the Quarterly Restricted Period as described in further detail in Section IV(k). From time to time, the Chief Executive Officer, Chief Financial Officer, General Counsel, or their designees will notify select Company Personnel that they should not trade in Company Securities due to a Special Restricted Period as described in further detail in Section IV(k).

Pre-Clearance Guidelines: Pre-Clearance Persons (as defined in Section IV(l)) may not engage in any transaction involving Company Securities without first complying with the Company’s Insider Trading Pre-Clearance Guidelines as described in further detail in Section IV(l).
Any person who has questions about specific transactions may obtain additional guidance from the Legal Department. However, members of the Legal Department do not provide legal advice to individuals regarding trading activities, and Company Personnel have the ultimate responsibility for adhering to this Policy (and related policies) and avoiding improper transactions.
Additional detail and information about this Policy and related policies of the Company is set forth in the Insider Trading Policy Requirements described in further detail below.

IV. Insider Trading Policy Requirements

Securities Covered by This Policy. This Policy applies to the following categories of securities (collectively, they are referred to as the “Covered Securities”):

•Company Securities. This includes the Company’s common stock (NYSE: DKS), Class B common stock, options to purchase common stock, restricted common stock, bonds, convertible notes, warrants, and any other type of securities that the Company may issue, including derivative securities that are not

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issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities (collectively, “Company Securities”).

•Securities of Associated Companies with whom the Company Conducts Business. This includes securities of any company about which any Company Personnel has material, nonpublic information obtained through or in connection with their position at the Company, including a company (a) with which the Company does business, such as the Company’s, vendors, customers and suppliers, or (b) that is involved in a potential transaction or business relationship with the Company. For example, this could apply to information any Company Personnel learns about a vendor, such as Nike (NYSE: NKE), Under Armour (NYSE: UA) or Columbia (Nasdaq: COLM) or competitors. Those companies are referred to as “Associated Companies” in this Policy. This also applies if any Company Personnel is in possession of Company information or plans that could potentially materially impact an Associated Company.

•Securities of Companies in which the Company has Invested. From time to time the Company may choose to make an investment in a company whose securities are publicly traded. As a result, Company Personnel may obtain material, nonpublic information relating to such entities. Those companies are referred to as “Investment Companies” in this Policy.

a. Prohibited Transactions

When Company Personnel possesses material information about the Company, that has not been made public (i.e., nonpublic information), this Policy requires the following:

•Company Personnel may not engage in transactions in Company Securities, except as otherwise specified in Section IV(d) of this Policy (Transactions for Which this Policy Does Not Apply);

•Company Personnel may not recommend the purchase or sale of Company Securities to others, or have others trade in Company Securities on behalf of Company Personnel;

•Company Personnel may not disclose any such material nonpublic information to persons outside of the Company, including but not limited to, family, friends, business associates, investors and vendors, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; and

•Company Personnel may not assist anyone engaged in any of the above activities.

Also, Company Personnel may not undertake any of the actions above with respect to Covered Securities of Associated Companies or Investment Companies when in possession of material nonpublic information regarding said companies or material nonpublic information about the Company that could impact such Associated Companies or Investment Companies.

The only exceptions to these prohibitions are described in Section IV(d) of this Policy (Transactions for Which this Policy Does Not Apply). Transactions that may be necessary or justifiable for personal reasons (such as an emergency expenditure) or small transactions, are not exempt from this Policy. Securities laws do not recognize mitigating circumstances, and even the appearance of an improper transaction should be avoided to protect Company Personnel from potentially violating the law and to preserve the Company’s reputation for adhering to the highest standards of conduct.

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b. Material Nonpublic Information

What information is material? Information that a reasonable investor could consider important in deciding whether to buy, sell, or hold securities of a company is considered material. Information that could be expected to affect a company’s stock price, whether positive or negative, should be considered material.

There is no “bright line” standard for assessing materiality. Materiality is based on an assessment of all facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of potential material information, some examples of information that would ordinarily be regarded as material are:

•financial results for the quarter or the year
•financial forecasts, projections, or other information, including projection of earnings (or other financial metrics) or other types of financial guidance
•changes to previously announced earnings (or other financial metrics) or financial guidance
•possible mergers, acquisitions, financing transactions, joint ventures and other purchases and sales of companies and investments in companies by the Company
•obtaining or losing important contracts, licenses, endorsements, or marketing arrangements
•information about vendor relationships
•information relating to major merchandising initiatives
•information and developments relating to branded offerings
•major financing developments (including new equity, debt, or bank financings)
•major personnel changes
•major litigation developments
•major cybersecurity incidents
•the establishment of a repurchase program for Company Securities
•changes in the Company's auditors or a notification from its auditors that the Company may no longer rely on the auditors' audit report
•the imposition of a trading ban on Company Securities or the securities of another company
•major events regarding Company Securities, including changes in dividends or to a dividend policy

What is nonpublic information? Information is nonpublic unless it has been effectively disclosed to the public by the Company. Examples of effective disclosure include public filings with the SEC, Company press releases, Company meetings with members of the press and the public dissemination of information through news wire services, broadcast on widely available radio or television programs, and publications in widely available newspapers, magazines, or news websites. By contrast, information is not widely disseminated if it is available only to Company employees or if it is only available to a select group of analysts, brokers, or institutional investors.

The information must not only be publicly disclosed, but there also must be adequate time for the market to digest the information. Generally, the Company requires at least one full trading day after the release of information for it to be considered public. In addition, the Company may determine that a longer or shorter period should apply to the release of specific information.

c.Transactions by the Company.

It is also Company policy that the Company will not engage in transactions in Company Securities while aware of material nonpublic information relating to the Company or Company Securities.

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d.Transactions for Which this Policy Does Not Apply:

This Policy does not apply in the case of the following transactions, except as specifically noted (collectively referred to as “Excepted Transactions”):

Stock Option Exercises Where No Sale is Made. This Policy does not apply to the exercise of stock options acquired pursuant to a Company stock plan when either a cash payment covers the exercise price or where the Company withholds shares of stock to satisfy tax withholding requirements. However, this Policy does apply to the sale of any stock issued upon the exercise of stock options, including a cashless exercise of stock options that involves the sale of a portion of the stock issued upon exercise of an option to cover the option’s exercise price.

Vesting of Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or performance shares under a Company stock plan, or the withholding of stock to satisfy tax withholding requirements upon vesting. However, this Policy does apply to any sale or other disposition of restricted stock or unrestricted stock, including dispositions in the market to cover tax obligations.

Bona Fide Gifts of Securities. Gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Covered Security while the Company Personnel is aware of material, nonpublic information regarding the applicable company. Nonetheless, gifts of Company Securities are subject to the Company’s Insider Trading Pre-Clearance Guidelines.

Rule 10b5-1 Plans Approved in Accordance with this Policy. Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an affirmative defense from allegations of insider trading liability, where a person enters into a plan involving transactions in Company Securities in good faith that meets the conditions specified in Rule 10b5-1(c) (a “Rule 10b5-1 Plan”). Securities may be purchased, sold, or gifted under a valid Rule 10b5-1 Plan without regard to certain insider trading restrictions, including the Quarterly Restricted Period and Special Restricted Period (each, as defined in Section IV(k)). However, Company Personnel are not required to effect transactions via a Rule 10b5-1 Plan. Company Personnel should contact stockplans@dcsg.com if they wish to learn more about Rule 10b5-1 Plan requirements or if they intend to enter into a Rule 10b5-1 Plan with respect to Company Securities.

Mutual Fund and other Similar Fund Transactions. Transactions in mutual funds, indexed funds, exchange traded funds and other similar broad-based funds where Company Securities, or securities of Associated Companies or Investment Companies may constitute a de minimis amount of the fund, and for which the individual does not and cannot control the individual stocks that comprise the fund, are not subject to this Policy. If an individual has any questions as to whether a particular fund would qualify under this provision, please contact the Legal Department to discuss.

Dividend Reinvestment Plan (DRIP). Although this Policy does not apply to purchases of Covered Securities under an established dividend reinvestment plan (DRIP), it is important to note that this Policy does apply with respect to Company Personnel’s initial election to participate in a DRIP; any determinations to increase or decrease Company Personnel’s level of participation in a DRIP; any voluntary purchases of Covered Securities resulting from additional contributions Company Personnel elect to make in a DRIP; and dispositions of any Covered Securities purchased pursuant to a DRIP.

Note. Company employees do not currently have the option to enable a DRIP at the Company’s stock plan administrator (currently E*Trade) for their Company Securities.

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Additional Note for Section 16 Filers. Executive officers and board members (referred to herein as “Section 16 Filers”) are prohibited from participating in a DRIP.

e.Special and Prohibited Transactions:

The Company has determined that certain categories of transactions present heightened concerns regarding insider trading. It is the Company’s policy that Company Personnel may not engage in the following transactions or should otherwise consider the Company’s preferences as described below.

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. Company Personnel who purchase Company Securities in the open market are strongly discouraged from selling Company Securities during the six months following the purchase thereof (or vice versa).

Additional Note for Section 16 Filers. Section 16 Filers are subject to the short-swing liability rules under Section 16(b) of the Exchange Act which requires Section 16 Filers to return any profits made from the purchase and sale of Company Securities if both transactions occur within a six-month period.

Short Sales. Short sales of Company Securities (i.e., when a person borrows a security and sells it on the open market with the plan to buy it back later for less money) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Short sales of Company Securities are prohibited. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”

Additional Note for Section 16 Filers. Section 16 Filers are prohibited from engaging in short sales under Section 16 of the Exchange Act.

Publicly Traded Options. Transactions in put options, call options or other derivative Company Securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the next paragraph below captioned “Hedging Transactions”. Given the relatively short term of publicly traded options, transactions in options may create the appearance that Company Personnel are trading based on material, nonpublic information, and focus Company Personnel’s attention on short-term performance at the expense of the Company's long-term objectives.

f.Hedging Transactions:

The Company strongly discourages Company Personnel from engaging in hedging or monetization transactions. Any teammate wishing to enter into such an arrangement must first submit the proposed transaction for approval by the General Counsel at least two weeks prior to the proposed transaction.

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit Company Personnel to continue to own Company Securities, but without the full risks and rewards of ownership. When that occurs, Company Personnel may no longer have the same objectives as the Company's other stockholders.

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Transactions involving a broad-based index or a broad-based fund that include Company Securities in addition to securities of other companies are not considered hedging transactions.

Additional Note for Section 16 Filers. Section 16 Filers are strictly prohibited from engaging in hedging transactions.

g.Margin Accounts and Pledged Securities:

Company Personnel are strongly discouraged from margining or using Company Securities as collateral for loans. Securities that are pledged or held in a margin account as collateral for a margin loan may be sold without Company Personnel’s consent in certain circumstances. This means that a margin or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in Company Securities. If Company Personnel use Company Securities as collateral for loans, they do so at their own risk. Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions” and pre-clearance must be requested from the General Counsel as described in that paragraph.

Additional Note for Section 16 Filers. Section 16 Filers are strictly prohibited from margining or using Company Securities as collateral for loans.

h.Standing and Limit Orders:

The Company encourages Company Personnel to use extreme caution when placing standing or limit orders on Company Securities. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when Company Personnel are in possession of material, nonpublic information. If Company Personnel use a standing or limit order, the order should be limited to short duration, and they do so at their own risk.

i.Confidential Information and Unauthorized Disclosure:

The Company has strict policies relating to safeguarding the confidentiality of its proprietary information. Company Personnel should review these policies, contained in the Company’s Employee Code of Ethics and Business Conduct and Directors’ Code of Ethics and Business Conduct, and take all necessary steps to ensure Company Personnel’s compliance with these policies.

It is also important that when Company Personnel disclose material nonpublic information to persons within the Company they do so in a manner that is consistent with directives and the confidentiality restrictions that have been provided to Company Personnel with that information.

Furthermore, only specifically designated representatives of the Company may discuss the Company and information about the Company with the news media, securities analysts, and investors. Inquiries of this type received by any Company Personnel are governed by the Company’s Disclosure Policy and should be referred to the Investor Relations or the Legal Department.

j.Liability and Consequences:

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The purchase or sale of Covered Securities (including Company Securities) while aware of material, nonpublic information with respect to the issuer of such securities, or the disclosure of material, nonpublic information to others who then trade in Covered Securities of such issuer (including Company Securities), is prohibited by federal and state laws.

Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”), U.S. Attorneys and state enforcement authorities, as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company Personnel. If any Company Personnel become aware of a situation that may involve a violation of this Policy or any applicable law or policy, they must immediately report the situation through the Company’s confidential whistleblower hotline or LegalDepartment@dcsg.com.

An individual's failure to comply with this Policy (including the Company’s Insider Trading Pre-Clearance Guidelines) may subject the individual to Company-imposed penalties, including dismissal for cause, whether or not the failure to comply results in a violation of law.

k.Quarterly Trading Windows, Quarterly Restricted Periods & Special Restricted Periods:

Quarterly Trading Windows & Quarterly Restricted Periods. The following categories of individuals and/or entities (collectively, “Quarterly Trading Persons”) must comply with the Company’s Quarterly Trading Window guidelines:

•Members of the Company’s Board of Directors
•Company Personnel that have received, or are serving in a role eligible to receive, an equity award of Company Securities
•Designated Company Personnel in Finance, Investor Relations, and Legal
•Other Company Personnel designated by the General Counsel
•Administrative Assistants, Chiefs of Staff and other Company Personnel who support any of the above-named Company Personnel
•Family Members of the above-named Company Personnel
•Controlled Companies of the above-named Company Personnel

Other than Excepted Transactions, Quarterly Trading Persons may only engage in transactions involving Company Securities when the Quarterly Trading Window is open. The “Quarterly Trading Window” begins one full trading day after the public release of the Company’s quarterly earnings results and ends at 4:00 p.m. (Eastern Time) fifteen (15) calendar days before the last day of each fiscal quarter. In other words, Quarterly Trading Persons are prohibited from engaging in transactions involving Company Securities when the Quarterly Trading Window is closed during the “Quarterly Restricted Period” beginning at 4:00 p.m. (Eastern Time) fifteen (15) calendar days before the last day of each fiscal quarter and ending one full trading day after the public release of the Company’s quarterly earnings results for that quarter. For purposes of this Policy, “one full trading day” means a full 24-hour period from the public release of information when the New York Stock Exchange is open for trading. As an example, if the Company publicly releases quarterly earnings on a Monday at 8:00 a.m. (Eastern Time), the Quarterly Restricted Period will end, and the Quarterly Trading

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Window will open, on the following Tuesday at 8:00 a.m. (Eastern Time) (assuming the New York Stock exchange is open on that Tuesday for trading).

If Company Personnel are unsure as to whether they are a Quarterly Trading Person subject to these additional guidelines, please contact the Company’s Legal Department.

Special Restricted Periods. In addition to the Quarterly Restricted Periods set forth above, from time to time an event may occur that is material to the Company and is known by only select Company Personnel (a “Special Restricted Period”). In that situation, the Chief Executive Officer, Chief Financial Officer, General Counsel or their designees will notify these select persons that they should not trade in Company Securities; provided, however, that if Company Personnel are not specifically notified by the Company of a Special Restricted Period, but nevertheless are in possession of material, nonpublic information, they should refrain from trading until such information becomes public in accordance with Section IV(b) of this Policy. The existence of a Special Restricted Period generally will not be announced to the Company as a whole and should not be communicated to any other person. The appropriate officers of the Company or their designees will provide additional notification when such Special Restricted Period has ended.

l.Pre-Clearance Guidelines:

The following categories of individuals and/or entities (collectively, the “Pre-Clearance Persons”) may not engage in any transaction involving Company Securities without first complying with the Company’s Insider Trading Pre-Clearance Guidelines (see References/Appendix below):

•Members of the Company’s Board of Directors
•Company Personnel with a level of Vice President or higher (or the equivalent thereof)
•Designated Company Personnel in Finance, Investor Relations, and Legal
•Other Company Personnel designated by the General Counsel
•Administrative Assistants, Chiefs of Staff and other Company Personnel who support any of the above-named Company Personnel
•Family Members of the above-named Company Personnel (but only if such Family Members are also Company Personnel)
•Controlled Companies of the above-named Company Personnel

If Company Personnel are unsure as to whether they are a Pre-Clearance Person subject to these additional guidelines, please contact the Company’s Legal Department.

m.Post-Termination Transactions:

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when their service terminates, that individual may not engage in transactions in Company Securities (or Associated Companies or Investment Companies, as applicable) until that information has become public or is no longer material. The pre-clearance procedures specified in the Company’s Insider Trading Pre-Clearance Guidelines, however, will cease to apply to transactions in Company Securities upon the ending of any (i) Quarterly Restricted Period applicable at the time of the termination of service and (ii) Special Restricted Period applicable at the time of the termination of service.

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References/ Appendix: (if applicable)

Insider Trading Pre-Clearance Guidelines; Employee Code of Ethics and Business Conduct; Directors’ Code of Ethics and Business Conduct; Disclosure Policy

Administrative Responsibility:

General Counsel - Legal Department is responsible for the administration and enforcement of the Insider Trading Policy. Questions regarding this Policy should be directed to Legal.Department@dcsg.com.
Change Log

Version	Author	Date	Description of Changes
X.X			Please contact Legal for previous versions
1.0	M. Worley	07/20/2018	Policy updated to comply with new format.
1.1	M. Worley	1/6/2021	Added Insider Trading Policy Guidelines to this document as an Addendum. Added clarification regarding investment in exchange funds under the Hedging section in the Guidelines
1.2	A. Crist; M. Worley	1/28/2023	Improve readability and new defined terms; included language on short-term trading
1.3	C. Clark; A. Crist	03/26/25
Revise Section II to include Family Members and Controlled Companies; revise Section III to reflect edits made to Section IV; revise Section IV to (i) clarify defined term “Associated Companies”, (ii) add “Transactions by the Company” section, (iii) expand “Mutual Funds and other Similar Funds Transactions” section, (iv) add clarifying notes to “Dividend Reinvestment Plan (DRIP)” section, (v) modify “Margin Accounts and Pledged Securities” section to prohibit such transactions by Section 16 Filers, (vi) revise “Quarterly Trading Windows, Quarterly Restricted Periods & Special Restricted Periods” section to add specific start time of Quarterly Restricted Period (4:00 p.m.) and add defined term “Quarterly Trading Persons” which includes updated categories and (vii) add defined term “Pre-Clearance Persons” which includes new categories – (a) Family Members of select Company Personnel (but only if they are also Company Personnel) and Controlled Companies

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